Exhibit 3.1.1
CERTIFICATE OF INCORPORATION
OF
N-ABLE, INC.
FIRST: The name of the corporation shall be: N-able, Inc. (the “Corporation”).
SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
FOURTH: The Corporation is authorized to issue common stock with a par value of $0.001 per share (“Common Stock”). The total number of shares of Common Stock that the Corporation shall have authority to issue is one billion (1,000,000,000). The Corporation is authorized to issue preferred stock with a par value of $0.001 per share (“Preferred Stock”). The total number of shares of Preferred Stock that the Corporation shall have authority to issue is fifty million (50,000,000). The Board of Directors is hereby authorized, subject to any limitations prescribed by law, by resolution to determine or alter the designations and the powers, preferences and rights and qualifications, limitations or restrictions of the shares of each class of stock.
FIFTH: The incorporation of the Corporation shall be effective as of April 12, 2021.
SIXTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot, unless the bylaws of the Corporation so provide.
SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.
EIGHTH: The name and mailing address of the incorporator is:

Jason Bliss
7171 Southwest Parkway, Bldg. 400
Austin, TX 78735
NINTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director of the Corporation, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this Article NINTH by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification. The Corporation shall indemnify any director or officer to the fullest extent permitted by Delaware law.
TENTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article TENTH.
[Signature page follows]

THE UNDERSIGNED, being the incorporator named above, for the purpose of forming a corporation pursuant to the DGCL, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this April 12, 2021.

/s/ Jason Bliss
Jason Bliss
Incorporator